As filed with the Securities and Exchange Commission on April 13, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Schneider National, Inc.

(Exact name of registrant as specified in its charter)

Wisconsin	39-1258315
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3101 Packerland Drive

Green Bay, WI 54313

(920) 592-2000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Schneider National, Inc. Omnibus Long-Term Incentive Plan

Schneider National, Inc. 2017 Omnibus Incentive Plan

Schneider National, Inc. Employee Stock Purchase Plan

(Full title of the plan)

Paul J. Kardish

General Counsel

Schneider National, Inc.

3101 Packerland Drive

Green Bay, WI 54313

(920) 592-2000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

William J. Whelan, III

Johnny G. Skumpija

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019

(212) 474-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Emerging growth company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Class B Common Stock, no par value (1)(2)	31,639,580(4)	$19.00	$601,152,020	$69,674

(1)	This registration statement covers an aggregate of 8,000,000 shares of our Class B common stock available for issuance under the 2017 Omnibus Incentive Plan (the “2017 Incentive Plan”) and 3,900,000 shares of our Class B common stock available for issuance under the Schneider National, Inc. Omnibus Long-Term Incentive Plan (the “LTIP”). In addition, this registration statement covers the resale of 19,739,580 shares of our Class B common stock that have been previously issued to the selling shareholders named in this registration statement (the “Selling Shareholders”) pursuant to the Schneider National, Inc. Employee Stock Purchase Plan (the “ESPP”) and the LTIP.
(2)	On March 6, 2017, Schneider National, Inc. (the “Company” or the “Registrant”) shareholders approved the adoption of the 2017 Incentive Plan. Shares of Class B common stock of the Company surrendered or tendered to the Company to pay the exercise price or purchase price of an award or to satisfy tax withholding with respect to an award will be available for future grants of awards under the 2017 Incentive Plan.
(3)	Calculated solely for purposes of this offering under Rule 457(c) and (h) of the Securities Act of 1933, as amended (the “Securities Act”), on the basis of the average of the high and low selling price per share of Class B common stock of the Company on April 11, 2017, as reported by the New York Stock Exchange.
(4)	Pursuant to Rule 416 of the Securities Act, this registration statement shall also cover any additional shares of Class B common stock which become issuable under the 2017 Incentive Plan and LTIP pursuant to this registration statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of Class B common stock.

EXPLANATORY NOTE

This registration statement is filed by the Company for the purpose of registering (i) 8,000,000 shares of Class B common stock available for issuance under the 2017 Incentive Plan, (ii) 3,900,000 shares of Class B common stock available for issuance under the LTIP and (iii) for purposes of resale or reoffer thereof, 19,739,580 shares of Class B common stock previously issued to certain current and former directors, officers and other employees of the Company named in this registration statement pursuant to the ESPP and the LTIP.

This registration statement contains two parts, Part I and Part II.

The first part, Part I, contains a “reoffer prospectus” prepared in accordance with Part I of Form S-3 (in accordance with Instruction C of the General Instructions to Form S-8). The reoffer prospectus permits reoffers and resales on a continuous or delayed basis of certain of those shares referred to above that constitute “control securities” or “restricted securities”, within the meaning of the Securities Act, by certain of the Company’s stockholders consisting of current and former directors, officers and other employees, previously issued to them pursuant to the ESPP and the LTIP. In addition, certain information relating to future issuances under the 2017 Incentive Plan and the LTIP is omitted from Part I, as further described below in the next paragraph and under the heading “Item 1. Plan Information”.

Part II contains information required to be set forth in the registration statement pursuant to Part II of Form S-8. Pursuant to the Note to Part I of Form S-8, the 2017 Incentive Plan and LTIP plan information specified by Part I of Form S-8 is not required to be filed with the Securities and Exchange Commission (the “Commission”).

The Company will provide without charge to any person, upon written or oral request of such person, a copy of each document incorporated by reference in Item 3 of Part II of this registration statement (which documents are also incorporated by reference in the reoffer prospectus as set forth in Form S-8), other than exhibits to such documents that are not specifically incorporated by reference, the other documents required to be delivered to eligible employees pursuant to Rule 428(b) under the Securities Act and additional information about the plans.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information

The documents containing the information in Part I relating to the 2017 Incentive Plan and the LTIP will be sent or given to participants in the 2017 Incentive Plan and the LTIP as specified by Rule 428(b)(1) promulgated under the Securities Act. In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this registration statement, taken together, constitute the prospectus (the “Section 10(a) Prospectus”) as required by Section 10(a) of the Securities Act in respect of future issuances under the 2017 Incentive Plan and the LTIP.

Item 2. Registrant Information and Employee Plan Annual Information

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this registration statement, which are also incorporated by reference in the Section 10(a) Prospectus, other documents required to be delivered to eligible participants pursuant to Rule 428(b), or additional information about the 2017 Incentive Plan or the LTIP, will be available without charge by contacting the General Counsel, Schneider National, Inc., 3101 Packerland Drive, Green Bay, Wisconsin 54313.

Reoffer Prospectus

19,739,580 Shares

Schneider National, Inc.

Class B Common Stock, No Par Value

This reoffer prospectus relates to 19,739,580 shares of Class B common stock (the “Shares”), no par value, of Schneider National, Inc., a Wisconsin corporation (the “Company”), that may be offered from time to time by certain selling shareholders named in this reoffer prospectus (the “Selling Shareholders”). Each of the Selling Shareholders acquired such Shares pursuant to the Schneider National, Inc. Employee Stock Purchase Plan (the “ESPP”) or the Schneider National, Inc. Omnibus Long-Term Incentive Plan (the “LTIP”) prior to the date of the initial public offering of the Company, which was consummated on the date prior to the date of this reoffer prospectus.

The Selling Shareholders may sell the Shares directly, or may sell them through brokers or dealers. The Company will not receive any of the proceeds from sales made under this reoffer prospectus. The Company is paying the expenses incurred in registering these Shares, but all selling and other expenses incurred by each of the Selling Shareholders will be borne by that Selling Shareholder.

Our Class B common shares are traded on the NYSE under the symbol “SNDR.” On April 12, 2017, our closing price on the NYSE was $18.96 per share.

Investing in our Class  B common shares involves risks. Please see the information described under “Risk Factors” on page 7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this reoffer prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this reoffer prospectus is April 13, 2017

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this reoffer prospectus. You must not rely on any unauthorized information or representations. This reoffer prospectus is an offer to sell only the shares offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this reoffer prospectus is current only as of its date.

Except where the context requires otherwise, in this reoffer prospectus the “Company,” “Registrant,” “we,” “us” and “our” refer to Schneider National, Inc., a Wisconsin corporation.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This reoffer prospectus and the registration statement of which it forms a part and the documents incorporated by reference into these documents contain a number of “forward-looking statements” within the meaning of applicable federal securities laws. These statements reflect our current views with respect to, among other things, our operations and financial performance. Forward-looking statements include all statements that are not historical facts. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” the negative of these terms and other comparable terminology.

These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, our anticipated growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, many of which are beyond our control. We believe that these factors include but are not limited to those described under “Risk Factors” in the final prospectus filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), on April 6, 2017. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this reoffer prospectus. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, our actual results may vary in material respects from those projected in these forward-looking statements.

Any forward-looking statement made by us in this reoffer prospectus speaks only as of the date of this reoffer prospectus. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, investments or other strategic transactions we may make. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

PROSPECTUS SUMMARY

The following summary highlights certain information contained elsewhere in, or incorporated by reference into, this reoffer prospectus and does not contain all of the information that you should consider before investing in our common stock. We urge you to read this entire reoffer prospectus carefully, including the section entitled “Risk Factors” and the consolidated financial statements and related notes and other documents incorporated by reference into this reoffer prospectus, before making an investment decision.

OUR COMPANY

We are a leading transportation and logistics services company providing a broad portfolio of premier truckload, intermodal and logistics solutions and operating one of the largest for-hire trucking fleets in North America. We believe we have developed a differentiated business model that is difficult to replicate due to our scale, breadth of complementary service offerings and proprietary technology platform. Our highly flexible and balanced business combines asset-based truckload services with asset-light intermodal and non-asset logistics offerings, enabling us to serve our customers’ diverse transportation needs. Since our founding in 1935, we believe we have become an iconic and trusted brand within the transportation industry by adhering to a culture of safety “first and always” and upholding our responsibility to our associates, our customers and the communities that we serve.

We are the second largest truckload company in North America by revenue, one of the largest intermodal transportation providers in North America by revenue and an industry leader in specialty equipment services and e-commerce fulfillment. We categorize our operations into the following reportable segments:

•	Truckload – which consists of freight transported and delivered with standard and specialty equipment by our company-employed drivers in company trucks and by owner-operators, executed through either for-hire or dedicated contracts.

•	Intermodal – which consists of door-to-door, container on flat car service by a combination of rail and over-the-road transportation, in association with our rail carrier partners. Our intermodal service offers vast coverage throughout North America, including cross-border freight through company containers and trucks.

•	Logistics – which consists of non-asset freight brokerage services, supply chain services (including third-party logistics) and import/export services. Our logistics business typically provides value-added services using third-party capacity, augmented by our assets, to manage and move our customers’ freight.

We also engage in equipment leasing and provide insurance to support owner-operators, which combined with our limited Chinese truck brokerage and logistics operations, account for our remaining operating revenue.

Our portfolio consists of approximately 10,500 company and 2,850 owner-operator trucks, 37,900 trailers and 18,100 intermodal containers across North America and approximately 19,300 enterprise associates. We serve a diverse customer base across multiple industries represented by approximately 16,000 customers, including nearly 200 Fortune 500 companies. Each day, we transit over 8.9 million miles, equivalent to circling the globe approximately 360 times. Our logistics business manages nearly 23,000 qualified carrier relationships and, in 2016, managed approximately $2 billion of third-party freight. Our portfolio diversity, network density throughout North America and large fleet allow us to provide an exceptional level of service to our customers and consistently excel as a reliable partner, especially at times of peak demand.

We believe we offer one of the broadest arrays of services in the transportation and logistics industries, ranging from dry van to bulk transport, intermodal to supply chain management and first to final mile “white glove” delivery. We believe we differentiate ourselves through expertise in services that utilize specialty equipment, which have high barriers to entry. With our recent acquisitions of Watkins and Shepard Trucking, Inc. and Lodeso, Inc. we have established a national footprint and expertise in shipping difficult-to-handle consumer items, such as furniture, mattresses and other household goods, which based on internal research conducted by management have been in the forefront of the transition in consumer purchasing patterns to the e-commerce channel. Our comprehensive and integrated suite of industry leading service offerings allows us to better meet customer needs and capture a larger share of our customers’ transportation spend. Customers value our breadth of services, demonstrated by 21 of our top 25 customers utilizing services from all three of our reportable segments.

The following graphic demonstrates the breadth and diversity of our service offerings:

In 2007, we launched Quest, a multi-year, comprehensive business processes and technology transformation program, using technology from our strategic development partner, Oracle Corporation. As part of this transformation, we created a quote-to-cash technology platform, which we refer to as our Quest platform, that serves as the backbone of our business and seamlessly integrates all business lines and functions. Our state-of-the-art Quest platform allows us to make informed decisions at every level of our business, providing real-time data analytics to optimize network density and equipment utilization across our entire network, which drives better customer service, operational efficiency and load optimization. We also realigned our organization to give our associates a direct line of sight to profit-and-loss responsibility both within their business lines and across the organization. This organizational change combined with our Quest platform empowers our associates to proactively pursue business opportunities that enhance profitability while maintaining high levels of customer service. We believe our over $250 million investment in technology and our related organizational realignment over the past several years have enabled us to improve our profit margins and put us in a favorable position to expand our profit margins and continue growing our business.

Schneider was founded in 1935 by Al J. Schneider in Green Bay, Wisconsin, and further developed under the leadership of his son, Donald J. Schneider. Schneider’s deeply-rooted culture embodies several core values:

•	Safety First and Always

•	Integrity in Every Action

•	Respect for All

•	Excellence in What We Do

We put these values into practice through the Schneider “Value Triangle” of operational excellence. A guiding tenet of our business for over a decade, our “Value Triangle” provides a key reference for our associates to consider when making business decisions at each level of the company, including the needs of our customers, our associates and our business and its shareholders. We believe managing and balancing these often competing interests compels us to weigh the collective benefits to all of our stakeholders for every business decision.

OUR INDUSTRY

Truckload

Trucking is the primary means of serving the North American transportation market and hauls approximately 70% of freight volume within the United States, which is embodied in a common phrase used within our industry: “if you’ve got it—a truck brought it.” Trucking continues to attract shippers due to the mode’s cost advantages relative to air transportation and flexibility relative to rail. Truckload growth is largely tied to U.S. economic activity such as GDP growth and industrial production and moves in line with changes in sales, inventory and production within various sectors of the U.S. economy. Truckload volumes are also positioned to benefit from secular trends in e-commerce retail, which is expected to grow at a 13% CAGR from 2014 to 2019 according to e-Marketer. Based on estimates by the American Trucking Associations (ATA), the U.S. trucking industry generated approximately $726 billion in revenue in 2015 and is expected to grow at a CAGR of 4.8% from 2016 to 2022.

The U.S. truckload industry is large and fragmented, characterized by many small carriers with revenues of less than $1 million per year, less than 50 carriers with revenues exceeding $100 million per year and 10 carriers with revenues exceeding $1 billion per year, according to 2015 data published by Transport Topics, an ATA publication. According to Department of Transportation (DOT) data, there were over 550,000 trucking companies in the United States at the end of 2015, approximately 90% of which owned 10 or fewer trucks.

Regulations and initiatives to improve the safety of the U.S. trucking industry have impacted industry dynamics. We believe the recent trend is for industry regulation to become progressively more restrictive and complex, which constrains the overall supply of trucks and drivers in the industry. Examples of recently enacted and upcoming regulations and initiatives include the Comprehensive Safety Analysis (CSA) initiative (2010), Hours of Service (HOS) rules (2013) and mandatory use of electronic logging devices to enforce Hours of Service (HOS) rules (2015), hair follicle (2016) and sleep apnea screening (upcoming), installation of speed limiters (2016) and phase 2 emission standards (2016). We believe small carriers will likely be challenged to maintain the utilization required for acceptable profitability under this regulatory framework.

Domestic Intermodal

Domestic intermodal transportation involves the transportation of freight in a 53-foot container or trailer, combining multiple modes of transportation (rail and truck) within the United States, Canada and Mexico. Eliminating the need for customers to directly handle freight when changing modes between rail and truck, intermodal transportation holds significant productivity, cost and fuel-efficiency advantages when moving mass freight. Domestic intermodal volumes are largely driven by over-the-road conversions from truckload to intermodal and from the volume of overseas imports into the United States, such as from China. Our management estimates the North American intermodal and drayage market to be $22 billion. According to the Association of American Railroads (AAR), intermodal has grown from 27% of all railcar loads in 1990 to 49% in 2015. Domestic intermodal accounts for 50% of total intermodal volume according to the Intermodal Association of North America (IANA). With fuel costs likely to increase in the long-term, fuel efficiency regulations set to tighten and labor shortages in the trucking industry, the intermodal market is well-positioned to take on freight capacity as trucking markets face external pressures.

The intermodal market is comprised of service providers of differing asset intensity, with customers being served by either non-asset intermodal marketing companies (IMCs) or asset-light network intermodal providers such as Schneider. While IMCs are the most prevalent intermodal solution provider, asset-light network intermodal providers offer differentiated higher-value solutions to customers given the reliability, geographic breadth and high service levels of company assets (trucks, containers and even chassis) compared to non-asset IMCs.

The domestic intermodal segment is highly consolidated, where the top three intermodal providers operate over 50% of the U.S. dry van domestic container fleet, according to management estimates. Network density, size and scale are critical barriers to entry in the intermodal market. Increasing sophistication and complexity of shippers’ needs require network density and the ability to deliver reliable capacity. According to AAR, railroads have been spending record amounts in recent years to maintain and improve their infrastructure and equipment, which we believe supports growth of the intermodal industry and improves the efficiency and reliability of the railroad component of our intermodal service.

Logistics

The logistics industry is a large, fast-growing and fragmented market that represents an integral part of the global economy. As supply chain complexity increases, corporations have elected to focus on innovation, design, sales and marketing of their products rather than supply chain operations. Increased material costs coupled with enhanced global competition impose margin pressure on manufacturers, requiring the outsourcing of noncore transportation logistics to supply chain specialists who offer a combination of scale, strong technology platforms and lower costs. Additionally, more shipments of inputs and products will be transported using multiple modes and technical expertise, driving shipper preferences for logistics providers with an asset-based network to complement their third-party capacity. Transportation asset owners often provide logistics services to meet excess demand and provide customers with greater breadth of services.

Corporate Information

Our principal executive offices are located at 3101 Packerland Drive, Green Bay, Wisconsin, and our telephone number is (920) 592-2000.

RISK FACTORS

Investing in shares of our Class B common stock involves risks. Before making a decision to invest in shares of our Class B common stock, investors are urged to review the risk factors set forth under the caption “Risk Factors” in the final prospectus filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act on April 6, 2017, in connection with the Company’s registration statement on Form S-1 (File No. 333-215244), as amended, which is incorporated in this reoffer prospectus by reference, and the Company’s other public filings made with the Commission, including those made after the date of this reoffer prospectus.

USE OF PROCEEDS

If shares of our Class B common stock are resold by the Selling Shareholders, we will not receive any proceeds from such sale. The shares will be offered for the respective accounts of the Selling Shareholders. See the sections titled “Selling Shareholders” and “Plan of Distribution” below.

DETERMINATION OF OFFERING PRICE

The Selling Shareholders may sell the shares of our Class B common stock issued to them from time to time at prices and at terms prevailing or at prices related to the current market price, or in negotiated transactions.

SELLING SHAREHOLDERS

This reoffer prospectus relates to shares of our Class B common stock which may from time to time be offered and sold by the Selling Shareholders named below who have acquired such shares of common stock under the ESPP and the LTIP. The following table sets forth: (1) the name and relationship to the Company of the Selling Shareholder; (2) the percentage of shares of our Class B common stock each Selling Shareholder beneficially owned as of April 13, 2017; (3) the number of shares of our Class B common stock acquired by each Selling Shareholder pursuant to the ESPP and the LTIP and being registered under this registration statement, some or all of which shares may be sold pursuant to this reoffer prospectus; and (4) the number of shares of Class B common stock and the percentage, if 1% or more, of the total Class B common stock outstanding to be beneficially owned by each Selling Shareholder following this offering.

Because the Selling Shareholders may from time to time offer all or some of the shares pursuant to this offering, we cannot estimate the number of the shares that will be held by the Selling Shareholders after completion of the offering. For purposes of the table below, we have assumed that, after completion of the offering, none of the shares covered by this reoffer prospectus as of the date of this reoffer prospectus will be sold by the Selling Shareholders.

As of April 13, 2017, there were 90,913,542 shares of our Class B common stock outstanding.

The inclusion in this table of the individuals named therein shall not be deemed to be an admission that any such individuals are “affiliates” of the Company.

Selling Shareholder and Principal Position(s) with the Company	Percent of Shares of Class B Common Stock Beneficially Owned (1)	Shares of Class B Common Stock Covered by This Reoffer Prospectus (2)	Shares of Class B Common Stock Beneficially Owned After This Offering
			Number	Percent
Patrick C. Costello, Senior Vice President	*	128,130	128,130	*
Shaleen Devgun, Executive Vice President & Chief Information Officer (3)	*	127,560	127,560	*

Robert S. Elkins, Senior Vice President & General Manager	*	38,520	38,520	*

James S. Filter, Senior Vice President & General Manager	*	92,940	92,940	*

Daniel P. Flaherty, Vice President & General Manager	*	23,130	23,130	*

Thomas Gannon, Director (3)	12.0%	2,147,850	10,821,320	12.0%

Sheri Gerondale, Vice President	*	15,540	15,540	*

Adam Godfrey, Director	*	592,380	592,380	*

Robert Grubbs, Director	*	274,800	274,800	*

Todd M. Jadin, Vice President	*	240,000	240,000	*

Jonathan G. Johnson, Vice President	*	15,960	15,960	*

Norman Johnson, Director	*	550,230	550,230	*

Paul J. Kardish Executive Vice President & General Counsel (3)	*	287,220	287,220	*

Christopher B. Lofgren Chief Executive Officer & President (3)	2.5%	2,046,120	2,236,064	2.5%

Darrel L. Luebke, Vice President and General Manager	*	108,600	108,600	*

Lori A. Lutey Executive Vice President & Chief Financial Officer (3)	*	616,080	616,080	*

William J. Matheson Senior Vice President & Chief Commercial Officer	*	734,670	734,670	*

Steven J. Matheys Chief Administrative Officer (3)	*	859,050	859,050	*

LuEllen Oskey, Director of Executive Administration	*	32,220	32,220	*

Robert M. Reich, Jr., Senior Vice President	*	90,930	90,930	*

Mark B. Rourke Executive Vice President & Chief Operating Officer (3)	*	802,170	802,170	*

Amy Schilling Vice President & Corporate Controller	*	27,750	27,750	*

Daniel Sullivan, Chairman of the Board of Directors	*	440,400	440,400	*

R. Scott Trumbull, Director	*	777,150	777,150	*

*	Less than 1% of shares of our Class B common stock outstanding assuming the sale of none of the shares offered under this registration statement.

(1) As used in this table, a beneficial owner of a security includes any person who, directly or indirectly, through contract, arrangement, understanding or otherwise has or shares (i) the power to vote or direct the voting of such security or (ii) investment power, which includes the power to dispose or to direct the disposition of such security. In addition, a person is deemed to be the beneficial owner of a security, if that person has the right to acquire beneficial ownership of such security within 60 days. Without limiting the generality of the foregoing, includes shares originally issued to the above named person and held as of April 13, 2017, pursuant to trust and other estate and retirement planning arrangements in favor of other third parties that may be deemed the beneficial owner thereof.

(2) Includes the number of shares of our Class B common stock that each Selling Shareholder has previously acquired under the ESPP or the LTIP, some or all of which may be sold from time to time under to this reoffer prospectus.

(3) Class B shares owned by Mr. Lofgren (525,480 shares), Mr. Kardish (81,870), Ms. Lutey (24,540), Mr. Matheys (59,640), Mr. Rourke (129,480), and Mr. Gannon (767,400), have been pledged as security to a financial institution.

Unnamed non-affiliates of the Company, each of whom may sell up to the lesser of 1,000 shares of Class B common stock or 1% of the shares of Class B common stock issuable under the ESPP or the LTIP, may use this reoffer prospectus for reoffers and resales.

PLAN OF DISTRIBUTION

The purpose of this reoffer prospectus is to allow the Selling Shareholders to offer for sale and sell all or a portion of their shares acquired pursuant to the ESPP and the LTIP. The Selling Shareholders may sell the shares of Class B common stock offered under this reoffer prospectus directly to purchasers or through broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholder or the purchasers. These commissions as to any particular broker-dealer or agent may be in excess of those customary in the types of transactions involved. Neither we nor the Selling Shareholders can presently estimate the amount of this compensation.

The Class B common stock offered under this reoffer prospectus may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve block transactions, on the New York Stock Exchange:

The aggregate proceeds to the Selling Shareholders from the sale of the Class B common stock offered by them will be the purchase price of the common stock less discounts and commissions, if any. Each of the Selling Shareholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of Class B common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

Our Class B common stock is approved for listing on the New York Stock Exchange.

Selling Shareholders and any broker-dealers or agents that participate in the sale of the common stock may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. If the Selling Shareholder is an “underwriter” within the meaning of Section 2(11) of the Securities Act, the Selling Shareholder will be subject to the prospectus delivery requirements of the Securities Act.

Shares to be offered or resold by means of this reoffer prospectus by the Selling Shareholders may not exceed, during any three-month period, the amount specified in Rule 144(e) under the Securities Act. In addition, any securities covered by this reoffer prospectus which qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 of the Securities Act rather than pursuant to this reoffer prospectus.

EXPERTS

The consolidated financial statements incorporated in this reoffer prospectus by reference from the prospectus dated April 5, 2017 filed by Schneider National, Inc. with the Securities and Exchange Commission on April 6, 2017 pursuant to Rule 424(b)(1) of the Securities Act of 1933, in connection with the registration statement on Form S-1 (File No. 333-215244), as amended, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in auditing and accounting.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Sections 180.0850 to 180.0859 of the Wisconsin Business Corporation Law (the “WBCL”) require a corporation to indemnify any director or officer who is a party to any threatened, pending or completed civil, criminal, administrative or investigative action, suit arbitration or other proceeding, whether formal or informal, which involves foreign, federal, state or local law and that is brought by or in the right of the corporation or by any other person. A corporation’s obligation to indemnify any such person includes the obligation to pay any judgment, settlement, forfeiture or fine, including any excise tax assessed with respect to an employee benefit plan, and all reasonable expenses, including fees, costs, charges, disbursements, attorney’s fees and other expenses except in those cases in which liability was incurred as a result of the breach or failure to perform a duty that the director or officer owes to the corporation and the breach or failure to perform constitutes: (i) a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director or officer has a material conflict of interest; (ii) a violation of criminal law, unless the person has reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (iii) a transaction from which the person derived an improper personal profit; or (iv) willful misconduct.

An officer or director seeking indemnification is entitled to indemnification if approved in any of the following manners: (i) by a majority vote of a disinterested quorum of the board of directors, or if such quorum of disinterested directors cannot be obtained, by a majority vote of a committee of two or more disinterested directors; (ii) by independent legal counsel; (iii) by a panel of three arbitrators; (iv) by an affirmative vote of disinterested shareholders; (v) by a court; or (vi) with respect to any additional right to indemnification granted, by any other method permitted in Section 180.0858 of the WBCL.

Reasonable expenses incurred by a director or officer who is a party to a proceeding may be reimbursed by a corporation at such time as the director or officer furnishes to the corporation written affirmation of his good faith belief that he has not breached or failed to perform his duties and a written undertaking to repay any amounts advanced if it is determined that indemnification by the corporation is not required.

The indemnification provisions of Sections 180.0850 to 180.0859 of the WBCL are not exclusive. A corporation may expand an officer’s or director’s right to indemnification (i) in its articles of incorporation or bylaws; (ii) by written agreement between the director or officer and the corporation; (iii) by resolution of its board of directors; or (iv) by resolution of a majority of all of the corporation’s voting shares then issued and outstanding.

As permitted by Section 180.0858 of the WBCL, the Company’s Amended and Restated Bylaws contain indemnification provisions that are substantially similar to the statutory indemnification provisions. Additionally, the Company has purchased director and officer liability insurance.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the informational reporting requirements of the Exchange Act of 1934, as amended (the “Exchange Act”), and are required to file reports, proxy statements and other information with the SEC. All such filings are available at the SEC Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our filings are also available free of charge at the website of the SEC at www.sec.gov. A copy of any document incorporated by reference in the registration statement of which this reoffer prospectus forms a part but which is not delivered with this reoffer prospectus will be provided by us without charge to any person to whom this reoffer prospectus has been delivered upon oral or written request to that person. Requests for documents should be directed to Schneider National, Inc., Attention: General Counsel, 3101 Packerland Drive, Green Bay, Wisconsin 54313, (920) 592-2000.

INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents, which have been filed with the Commission by Schneider National, Inc., a Wisconsin corporation (“we,” “our,” “us,” or the “Company”), pursuant to the Securities Act and the Exchange Act, as applicable, are hereby incorporated by reference in, and shall be deemed to be a part of, this registration statement:

(a)	the Company’s final prospectus filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act on April 6, 2017, in connection with the Company’s registration statement on Form S-1 (File No. 333-215244), as amended;

(b)	the description of the Company’s Class B common stock contained in the Company’s registration statement on Form S-1 (File No. 333-215244), as amended on February 3, 2017, March 7, 2017 and March 24, 2017, including any amendments or reports filed for the purpose of updating such description.

All documents, reports or definitive proxy or information statements subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

19,739,580 Shares

Schneider National, Inc.

Class B Common Stock, No Par Value

REOFFER PROSPECTUS

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed with the Commission by the Company pursuant to the Securities Act and the Exchange Act, as applicable, are hereby incorporated by reference in, and shall be deemed to be a part of, this registration statement:

(c)	the Company’s final prospectus filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act on April 6, 2017, in connection with the Company’s registration statement on Form S-1 (File No. 333-215244), as amended;

(d)	the description of the Company’s Class B common stock contained in the Company’s registration statement on Form S-1 (File No. 333-215244), as amended on February 3, 2017, March 7, 2017 and March 24, 2017, including any amendments or reports filed for the purpose of updating such description.

All documents, reports or definitive proxy or information statements subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Sections 180.0850 to 180.0859 of the Wisconsin Business Corporation Law (the “WBCL”) require a corporation to indemnify any director or officer who is a party to any threatened, pending or completed civil, criminal, administrative or investigative action, suit arbitration or other proceeding, whether formal or informal, which involves foreign, federal, state or local law and that is brought by or in the right of the corporation or by any other person. A corporation’s obligation to indemnify any such person includes the obligation to pay any judgment, settlement, forfeiture or fine, including any excise tax assessed with respect to an employee benefit plan, and all reasonable expenses, including fees, costs, charges, disbursements, attorney’s fees and other expenses except in those cases in which liability was incurred as a result of the breach or failure to perform a duty that the director or officer owes to the corporation and the breach or failure to perform constitutes: (i) a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director or officer has a material conflict of interest; (ii) a violation of criminal law, unless the person has reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (iii) a transaction from which the person derived an improper personal profit; or (iv) willful misconduct.

An officer or director seeking indemnification is entitled to indemnification if approved in any of the following manners: (i) by a majority vote of a disinterested quorum of the board of directors, or if such quorum of disinterested directors cannot be obtained, by a majority vote of a committee of two or more disinterested directors; (ii) by independent legal counsel; (iii) by a panel of three arbitrators; (iv) by an affirmative vote of disinterested shareholders; (v) by a court; or (vi) with respect to any additional right to indemnification granted, by any other method permitted in Section 180.0858 of the WBCL.

Reasonable expenses incurred by a director or officer who is a party to a proceeding may be reimbursed by a corporation at such time as the director or officer furnishes to the corporation written affirmation of his good faith belief that he has not breached or failed to perform his duties and a written undertaking to repay any amounts advanced if it is determined that indemnification by the corporation is not required.

The indemnification provisions of Sections 180.0850 to 180.0859 of the WBCL are not exclusive. A corporation may expand an officer’s or director’s right to indemnification (i) in its articles of incorporation or bylaws; (ii) by written agreement between the director or officer and the corporation; (iii) by resolution of its board of directors; or (iv) by resolution of a majority of all of the corporation’s voting shares then issued and outstanding.

As permitted by Section 180.0858 of the WBCL, the Company’s Amended and Restated Bylaws contain indemnification provisions that are substantially similar to the statutory indemnification provisions. Additionally, the Company has purchased director and officer liability insurance.

Item 7. Exemption from Registration Claimed.

The shares being reoffered and resold pursuant to the reoffer prospectus included herein were issued pursuant to the ESPP and the LTIP registered hereby and were deemed to be exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act and/or Rule 701 promulgated thereunder, as transactions by an issuer not involving a public offering. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients had adequate access, through their relationship with the Registrant, to information about the Registrant.

Item 8. Exhibits.

3.1	Amended and Restated Articles of Incorporation of Schneider National, Inc., dated as of March 17, 2017 (incorporated by reference to Exhibit 3.1 on Form 8-K (File No. 001-38054) filed on April 12, 2017).

3.2	Amended and Restated Bylaws of Schneider National, Inc., dated as of March 17, 2017 (incorporated by reference to Exhibit 3.2 on Form 8-K (File No. 001-38054) filed on April 12, 2017).

4.1	Schneider National, Inc. Omnibus Long-Term Incentive Plan, dated as of February 7, 2011, as amended and restated as of November 8, 2011 and as further amended as of December 31, 2012, (incorporated by reference to Exhibit 10.18 on Form S-1 (File No. 333-215244) filed on December 22, 2017, as amended on February 3, 2017, March 7, 2017 and March 24, 2017).

4.2*	Schneider National, Inc. 2017 Omnibus Incentive Plan, dated as of March 17, 2017.

4.3*	Schneider National, Inc. Employee Stock Purchase Plan, dated as of February 1, 1985, as amended as of March 17, 2017.

5.1*	Opinion of Godfrey & Kahn, S.C., regarding validity of the shares of Class B common stock registered.

23.1*	Consent of Deloitte & Touche LLP.

23.2*	Consent of Godfrey & Kahn, S.C. (incorporated by reference to Exhibit 5.1 hereto).

24.1*	Power of Attorney (included in the signature page to this registration statement).

*	Filed herewith.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act), that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Green Bay, in the State of Wisconsin, on April 13, 2017.

SCHNEIDER NATIONAL, INC.

By:	/s/ Christopher B. Lofgren
	Name:	Christopher B. Lofgren
	Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints Paul Kardish, Lori Lutey and Steve Matheys and each of them singly, his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement (any of which amendments may make such changes and additions to this registration statement as such attorneys-in-fact may deem necessary or appropriate) and to file the same, with all exhibits thereto, and any other documents that may be required in connection therewith, granted unto said attorneys-in-fact and agents full power and authority to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated below on April 13, 2017.

Signature	Title	Date

/s/ Christopher B. Lofgren	Chief Executive Officer, President and Director (principal executive officer)	April 13, 2017
Christopher B. Lofgren

/s/ Lori Lutey	Chief Financial Officer (principal financial officer)	April 13, 2017
Lori Lutey

/s/ Amy Schilling	Chief Accounting Officer (principal accounting officer)	April 13, 2017
Amy Schilling

/s/ Daniel Sullivan	Chairman of the Board of Directors	April 13, 2017
Daniel Sullivan

/s/ Thomas Gannon	Director	April 13, 2017
Thomas Gannon

/s/ Adam Godfrey	Director	April 13, 2017
Adam Godfrey

/s/ Robert Grubbs	Director	April 13, 2017
Robert Grubbs

/s/ Norman Johnson	Director	April 13, 2017
Norman Johnson

/s/ Therese Koller	Director	April 13, 2017
Therese Koller

/s/ Kathleen Zimmermann	Director	April 13, 2017
Kathleen Zimmermann

/s/ R. Scott Trumbull	Director	April 13, 2017
R. Scott Trumbull

EXHIBIT INDEX

3.1	Amended and Restated Articles of Incorporation of Schneider National, Inc., dated as of March 17, 2017 (incorporated by reference to Exhibit 3.1 on Form 8-K (File No. 001-38054) filed on April 12, 2017).

3.2	Amended and Restated Bylaws of Schneider National, Inc., dated as of March 17, 2017 (incorporated by reference to Exhibit 3.2 on Form 8-K (File No. 001-38054) filed on April 12, 2017).

4.1	Schneider National, Inc. Omnibus Long-Term Incentive Plan, dated as of February 7, 2011, as amended and restated as of November 8, 2011 and as further amended as of December 31, 2012, (incorporated by reference to Exhibit 10.18 on Form S-1 (File No. 333-215244) filed on December 22, 2017, as amended on February 3, 2017, March 7, 2017 and March 24, 2017).

4.2*	Schneider National, Inc. 2017 Omnibus Incentive Plan, dated as of March 17, 2017.

4.3*	Schneider National, Inc. Employee Stock Purchase Plan, dated as of February 1, 1985, as amended as of March 17, 2017.

5.1*	Opinion of Godfrey & Kahn, S.C., regarding validity of the shares of Class B common stock registered.

23.1*	Consent of Deloitte & Touche LLP

23.2*	Consent of Godfrey & Kahn, S.C. (incorporated by reference to Exhibit 5.1 hereto).

24.1*	Power of Attorney (included in the signature page to this registration statement).

*	Filed herewith.